Exhibit 99.1

Chart Industries to Acquire AirSep Corporation

CLEVELAND, July 23, 2012 (GLOBE NEWSWIRE) — Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, announced today that it has entered into a definitive agreement to acquire AirSep Corporation for $170 million in cash and up to $10 million in assumed debt. The transaction also includes senior management retention arrangements to ensure business continuity. Highlights are as follows:

•	Supplements the Chart BioMedical Group’s oxygen product offerings
•	Provides growth platform for on-site air separation gas generation for industrial segments
•	Complements Chart’s ongoing investments in energy sector
•	Expected to be accretive to 2012 earnings, excluding acquisition-related costs

AirSep, a privately held company based in Amherst, New York, is a leading manufacturer of oxygen generating systems for medical and industrial applications. The company designs and manufactures stationary and portable oxygen concentrators for medical use, such as the ultra lightweight Focus™, FreeStyle™ and VisionAire™. Additionally, AirSep is a leader in on-site air separation oxygen generation systems for industrial applications. On-site generation products range from standard generators to custom-built large-scale industrial Pressure Swing Adsorption (“PSA”) or Vacuum Pressure Swing Adsorption (“VPSA”) systems that can produce 100 tons of oxygen per day.

The transaction is expected to be completed in the third quarter of 2012 after satisfaction of certain closing conditions, including expiration of the Hart-Scott-Rodino (“HSR”) waiting period. AirSep is expected to add approximately $130 million in annual revenues to Chart’s BioMedical segment with improved gross margin as compared to Chart’s average consolidated gross margin, excluding acquisition-related costs. Revenue and margins are expected to grow in future periods for this business, and Chart expects the acquisition to be accretive to future earnings.

“The acquisition of AirSep is an excellent fit into Chart’s overall gas processing business,” stated Sam Thomas, Chairman, CEO and President of Chart Industries. “It strengthens our BioMedical Group’s oxygen concentrator business and provides a growth platform for on-site air separation gas generation. The acquisition also represents an attractive and stable complement to our large and rapidly growing energy business, including LNG liquefaction and transportation opportunities.”

Steve Shaw, President of Chart’s BioMedical Group, added, “The AirSep product lines and distribution network bring new technology to our customers and extend our non-delivery modalities across the globe. We are very pleased to add a talented and proven management team and staff to our BioMedical Group, and we look forward to offering a broader set of solutions to our customers.”

Ravi Bansal, Chairman and Chief Executive Officer of AirSep, commented, “Our merger into Chart BioMedical will allow us to grow our business on a broader scale and continue to provide high quality and innovative products. We are excited to take our capabilities to current and new customers across the globe, leveraging Chart’s experience and relationships.”

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning Chart’s plans, objectives, future revenues, business trends, and other information that is not historical in nature. These statements are made based on management’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include Chart’s ability to close the acquisition, successfully integrate AirSep’s business, and achieve anticipated revenue, earnings and accretion; regulatory review of the transaction; the cyclicality of the markets that Chart serves and the vulnerability of those markets to economic downturns; a delay or reduction in customer purchases; cancellation of customer orders; fluctuations in energy prices; competition; loss of key employees; changes in government health care regulations and reimbursement and funding policies; the regulation of products by the U.S. Food & Drug Administration and other governmental authorities; additional liabilities related to taxes; litigation and disputes involving Chart and its affiliates, including product liability claims; and economic, political, business and market risks associated with international transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information on Chart visit: http://www.chartindustries.com.

AirSep Corporation is a premier manufacturer of PSA oxygen generating systems for medical and industrial applications. The company’s two divisions meet a wide variety of respiratory and commercial needs in more than 100 countries. For more information on AirSep visit: http://www.airsep.com.

For more information, click here: http://ir.chartindustries.com/, or

CONTACT:	Chart Industries, Inc.
Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer
216-626-1216
Michael.Biehl@chartindustries.com

Chart Industries, Inc.
Ken Webster, Vice President, Chief Accounting Officer and Controller
216-626-1216
Ken.Webster@chartindustries.com